April 19, 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Todd Shipyards Corporation, which will be held at the Company's offices at 1801-16th Avenue SW, Seattle, Washington 98134, on Tuesday, May 23, 2006, at 8:00 a.m.

Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting and Proxy Statement.

Whether or not you attend the special meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the special meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Patrick W.E. Hodgson

Chairman

TODD SHIPYARDS CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

April 19, 2006

To the Shareholders:

A special meeting of the shareholders of Todd Shipyards Corporation will be held at the Company's offices, 1801-16th Avenue SW, Seattle, Washington 98134-1089, on Tuesday, May 23, 2006, at 8:00 a.m. for the following purposes:

1.	To consider and vote upon proposed amendments to the Company's Incentive Stock Compensation Plan and to the 2003 Incentive Stock Compensation Plan
2.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 17, 2006, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Michael C. Marsh

Secretary

Seattle, Washington

April, 19, 2006

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

TODD SHIPYARDS CORPORATION

1801-16th Avenue SW
Seattle, WA 98134-1089

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2006

This Proxy Statement, which was first mailed to shareholders on or about April 19, 2006, is furnished in connection with the solicitation of proxies by the Board of Directors of Todd Shipyards Corporation (the "Company" or "Todd"), to be voted at the special meeting of the shareholders of the Company, which will be held at 8:00 a.m. on May 23, 2006, at the Company's executive offices at 1801- 16th Avenue SW, Seattle, Washington 98134-1089, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

Voting and Proxies

Only holders of record of the Common Stock at the close of business on April 17, 2006 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the date of filing this proxy statement, there were 5,524,835 issued and outstanding shares of Common Stock. Non-record beneficial owners of shares of Common Stock held in brokerage or fiduciary accounts should consult their broker or fiduciary holder to determine the manner of exercising voting rights for which such non-record beneficial owners are entitled.

Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendments to the Plans.

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of Proposal One concerning the amendment of the Company's Incentive Stock Compensation Plans. The persons named in the proxies will have discretionary authority to vote all proxies with respect to any additional matters that are properly presented for action at the Meeting.

Under applicable rules of the New York Stock Exchange, shareholder action with respect to an amendment of the Company's Incentive Stock Compensation Plans is not deemed to be a routine matter. Accordingly, NYSE Member Firms may not vote shares held in "street name" with respect to such matter in the absence of express direction from their clients who beneficially own such shares. Any such "broker non-votes" will be the equivalent of votes against the approval of the amendment to the Company's Incentive Stock Compensation Plan.

Background and Reason for Proposed Amendments to the Company's Incentive Stock Compensation Plan

On March 27, 2006, the Company announced the decision by the Board of Directors to distribute excess cash to shareholders in the coming year. This decision has two components:

-	An increase in the regular dividend from $0.10 per quarter to $0.15 per quarter; and
-	An extraordinary dividend of $4.00 per share, contingent upon approval of certain amendments to our stock compensation plans explained in this proxy statement.

The contributions of our employees have been critical to the success that allowed the Company to take these actions. Our stock compensation plans have played an important role in motivating this performance. Because our stock plans did not contemplate an extraordinary dividend to shareholders, the Board has approved plan amendments and award adjustments that would ensure employees that hold awards under our stock plans are not disadvantaged by the extraordinary dividend. The Board and management determined that it would be appropriate to present the plan amendments to shareholders for their approval.

The amendments will permit and result in adjustment of vested and unvested stock options to maintain their economic value after the extraordinary dividend equivalent to their pre-dividend value. In theory (and disregarding other events that may affect financial markets), when a company transfers part of its assets to shareholders, its stock price declines by the amount of the dividend once the ex-dividend date passes. For shareholders, any stock price decline is offset by the cash they receive in the form of the dividend. The Company's existing stock options are not eligible to receive a dividend, so we would adjust these awards based on the amount of the extraordinary dividend, applying the same arithmetic formula that would be used for other capital events such as stock splits or reorganizations.

The specific details of the adjustments are explained in the next section of this summary. We believe it is appropriate that all holders of the Company's equity, including holders of stock options, be treated equally with respect to the extraordinary dividend. If the Proposal, which relates to the amendments to our Incentive Stock Compensation Plans, is not approved by shareholders, out of fairness to our employees the extraordinary dividend would not be made, and the Board and management would consider other alternatives.

It is the intention of the Board of Directors that the declaration and payment of the extraordinary dividend should be neutral to the holders of options, including the tax treatment of such options, and the formula pursuant to which the options would be adjusted is designed to provide that neutrality. Similarly, it is the intention of the Board of Directors that the amendment of options outstanding under the plan should not change the tax treatment otherwise accorded optionees with respect to such options.

Although the formula being utilized to alter the terms of the options complies fully with applicable regulations and interpretations of the Internal Revenue Service relating to the "spread" and the "ratio" of applicable exercise and fair market value prices per share, the tax treatment of the adjustments under the recently effective Section 409A of the Internal Revenue Code is not entirely clear. Section 409A is, inter alia, directed at employee stock options which are granted having exercise prices below the fair market value of the employer's stock and treats the difference or "spread" between the two prices as a form of deferred compensation subject to immediate recognition and taxation and to an additional 20% excise tax.

If the adjustment in the terms of outstanding options under the Company's plans were deemed to constitute the grant of a new option, the option would be subject to the provisions of Section 409A. Section 409A does not, however, apply to adjustments to the terms of outstanding options if and to the extent that the adjustment results from a corporate transaction. The Company believes that the extraordinary $4.00 per share cash dividend constitutes a "corporate transaction" and thus does not subject the outstanding options to taxation under Section 409A.

In order to avoid the costs and delays involved in seeking a ruling from the Internal Revenue Service concerning the issue and yet avoid exposing optionees to the risk of adverse treatment, the Company intends to enter into agreements with each current optionee, including officers of the Company, and will include as a part of any options granted under the incentive stock compensation plans, an agreement to indemnify the optionee against (i) any excise tax imposed as a result of the adjustments made under the plan to neutralize the impact of extraordinary cash dividends and (ii) interest expense or penalty relating to any failure to pay such excise tax in a timely manner [or from failure to make timely payment of income taxes due on any deemed exercise of such option which arises from the adjustment]. Optionees will continue to be responsible for income taxes and related tax consequences arising from the actual exercise of the options.

Adjustments to awards issued under the Company's stock plans described in the following proposals will only occur if shareholders approve the amendments to the relevant plan. The adjustments will not result in any equity compensation expense for the Company.

Special Dividend Adjustments if Amendments are Approved

If shareholders approve the applicable amendments, stock options that are outstanding immediately prior to the ex-dividend date for the extraordinary dividend will be adjusted as follows:

The exercise price will be adjusted downward and the number of options will be adjusted upward pursuant to the following formulas, where "Closing Price" means the official NYSE closing price of a share of the Company's common stock on the last trading day before the ex-dividend date for the extraordinary dividend.

The exercise price of stock options outstanding immediately before the ex-dividend date will be adjusted downward to the product of:

Pre-dividend Exercise Price	x	(Closing Price - $4.00)	=	Post-dividend Exercise Price
Closing Price

The number of shares covered by each stock option outstanding immediately before the ex-dividend date will be adjusted upward to the product of:

Number of Shares Pre- dividend	x	Closing Price	=	Number of Shares Post-dividend
(Closing Price - $4.00)

Additional options outstanding as a result of these adjustments would be vested or unvested in proportion to the number of options covered by an award that are vested or unvested immediately before the adjustment, and the additional unvested options will vest on the remaining vesting dates applicable to such award, in proportion to the number of options that vest on each of those dates.

Maximum Number of Shares Issuable under Plans.    The maximum number of shares issuable under each plan will be increased by the additional number of shares covered by options, stock awards, and shared performance stock awards outstanding under such plan as a result of the adjustments, however the number of shares remaining available for future awards under each plan immediately before the adjustments will be the same as the number of shares remaining available for future awards immediately after the adjustments.

Number of Options and Optionees Affected by the Amendment. As of April 17, 2006, there are options outstanding under the (1993) Incentive Stock Compensation Plan for the purchase of an aggregate of 310,000 shares of the Company's Common Stock; no options are outstanding under 2003 Incentive Stock Compensation Plan. The outstanding options are held by two senior executive officers of the Company and are exercisable at a weighted average price of $9.01 per share. Options to purchase 276,666 of such shares were fully vested at April 17, 2006.

Assuming a "Closing Price" of $30.00 and a extraordinary dividend of $4.00 per share, as declared, and no change in the number of options outstanding, the aggregate effect of adoption of the amendments would be to increase the number of shares subject to the options to 357,692 shares and to reduce the weighted average exercise price to $7.81 per share.

No additional options may be issued under the Company's (1993) Incentive Stock Compensation Plan (except as an adjustment to the outstanding options in accordance with the proposed amendment, if approved). Since there are no options outstanding under the 2003 Incentive Stock Plan, approval of the proposed amendment will have no immediate effect upon the number of shares authorized for issuance under that plan.

General

The foregoing discussion is designed to help shareholders understand the proposed adjustments that would occur relating to the payment of the extraordinary dividend conditionally declared by the Board on March 24, 2006. The plans' amendments would provide general authority to make adjustments in the event of any distribution of assets to shareholders other than a normal cash dividend. If any other distribution of assets to shareholders other than a normal cash dividend was declared in the future, the plan amendments would grant the Board authority to make adjustments to outstanding awards, which may or may not be identical to the adjustments described above. The plans' amendments are not intended to override the requirement that the Company obtain shareholder approval for a repricing of awards; the amendments would only apply to the circumstance described above, similar to the adjustments that are currently permitted under the stock plans for other types of capital events such as a stock split, stock dividend, or recapitalization.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current Director, (iii) each Nominee, (iv) all current executive officers and Directors as a group, and (v) all Nominees as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of April 3, 2006, except as otherwise noted, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Brent D. Baird	122,200	(3)	2.2%
Steven A. Clifford	8,000		--
Patrick W.E. Hodgson	79,700		1.4%
David E. Jeremiah	0
William L. Lewis	0
Joseph D. Lehrer	2,000		--
Philip N. Robinson	5,000		--
Stephen G. Welch	251,225	(4)	4.4%
Dimension Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	324,000		5.9%
John D. Weil 200 North Broadway, Ste. 825 St. Louis, MO 63102-2573	490,000	(5)	8.9%
All Current Directors and Executive Officers as a Group (11 persons)	672,505	(6)	11.6%

(1) All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is given for holdings less than one percent of the outstanding Common Stock.

(3) Brent Baird owns directly 39,700 shares of which 7000 shares are held in a retirement plan for Mr. Baird. Mr. Baird may be deemed to have indirect ownership of 20,000 shares held by his wife. The figure in the table also includes shares held by persons and organizations who may be deemed to be Mr. Baird's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Mr. Baird may be deemed to have shared voting power and/or dispositive power over such shares. However, Mr. Baird disclaims shared voting power, shared dispositive power and/or economic ownership of all such shares deemed to be indirectly beneficially owned.

(4) Includes 11,225 shares held through the Savings Plan as of April 2, 2006, and 210,000 shares subject to options exercisable at April 2, 2006.

(5) John Weil has sole voting and dispositive powers over the shares but does not hold them directly nor does he have sole economic benefit.

(6) Includes an aggregate of 276,667 shares subject to options exercisable at April 2, 2006 and an aggregate of 11,225 shares held through the Savings Plan as of April 2, 2006.

EXECUTIVE COMPENSATION

Cash Compensation

The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's five most highly compensated executive officers whose compensation exceeded $100,000 during the three fiscal years ended April 2, 2006:

	Annual Compensation			Long Term Compensation	All Other Compensation
NAME AND PRINCIPAL POSITION	Year	Salary	Bonus (3)(4)	Stock Option Awards (Shares)	Other

Patrick W.E. Hodgson (1)	2006	$ -	$ -	$ -	$ -
Chairman of the	2005	3,846	-	-	99
Board of Directors	2004	100,000	-	-	713
Todd Shipyards

Michael G. Marsh	2006	161,754	-	-	622
Secretary and General	2005	156,938	79,210	-	507
Counsel	2004	151,095	-	-	496
Todd Shipyards and
Todd Pacific Shipyards

Thomas Van Dawark (2)	2006	209,116	-	-	1,564
President	2005	202,555	142,578	-	709
Todd Pacific Shipyards	2004	160,000	-	100,000	589

Stephen G. Welch (3)
Chief Executive Officer	2006	315,847	-	-	792
Todd Shipyards and	2005	310,785	316,840	-	785
Todd Pacific Shipyards	2004	302,623	-	-	743

Scott H. Wiscomb
Chief Financial
Officer and Treasurer	2006	181,577	-	-	985
Todd Shipyards and	2005	173,200	95,052	-	892
Todd Pacific Shipyards	2004	161,500	-	-	880

(1) Mr. Hodgson continues to serve the Company as the Chairman of the Board but as of April 2004, no longer serves as an executive officer. He is compensated $50,000 per year in his role as Chairman and receives the same meeting fees as the other directors. Mr. Hodgson is also reimbursed for his costs in serving as Chairman and attending meetings.

(2) Mr. Van Dawark was elected to his current position by the Board of Directors and assumed his responsibilities on June 4, 2003.

(3) Pursuant to the Todd Shipyards Corporation Executive Incentive Compensation Plan, the 2005 bonuses awarded to the four Executive Officers of the Company are payable over a three year period. The first payment, representing 50% of the awarded amount, was paid in June 2005. The second payment, representing 25% of the awarded amount, will be paid in June 2006 and the final payment, also representing 25% of the awarded amount, will be paid in June 2007. Each Executive Officer's right to receive the 2006 and 2007 payments is fully vested but is contingent upon the Executive Officer being employed with the Company at the designated time of each subsequent payment.

(4) The calculation for bonus awards pursuant to the Todd Shipyards Corporation Executive Incentive Compensation Plan, if any, for fiscal year 2006 will not be made until June, 2006 after the final fiscal year 2006 audit has been completed by Company's independent outside auditors.

OPTION ACTIVITY IN LAST FISCAL YEAR

Individual Grants

The following table sets forth certain information regarding options exercised by the named executives during the fiscal year ended April 2, 2006, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are in-the-money. The value realized on exercise is determined by calculating the difference between the price of the Company's Common Stock and the exercise price of the options at the date of exercise, multiplied by the number of shares exercised. In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased from the grant value. No options were granted during the fiscal year ended April 2, 2006.

	Shares Acquired on Exercise	Value Realized on Exercise (1)	Total Number of Unexercised Options at Fiscal year-end	Value of Unexercised In-The-Money Options at Fiscal year-end (1)(2)
			Exercisable / Unexercisable (#)	Exercisable / Unexercisable ($)
M. Marsh	80,000	1,676,000	0	0
			0	0
T. Van Dawark	0	0	66,666	1,127,322
			33,334	563,678
S. Welch	0	0	210,000	5,155,500
			0	0
S. Wiscomb	36,500	764,675	0	0
			0	0

1. The Company has no granted or outstanding Stock Appreciation Rights.

  The Value of Unexercised In-the-Money Options is based upon the closing price of the Company's Common Stock on the New York Stock Exchange on March 30, 2006 of $31.10 per share.

The Company did not have any Restricted Stock Awards or Long-Term Equity Incentive Payouts either granted or outstanding in fiscal year 2006. As a result of the foregoing, the Company has not included such information in the above presented tables since disclosure is not applicable.

TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM

The Todd Shipyards Corporation Retirement System as amended as of July 1, 2002 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under the Employee Retirement Income Security Act and covers all employees of the Company who have completed six months of continuous service (as defined). The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors. On June 30, 1993 the Board of Directors approved an amendment to the Retirement Plan to freeze membership in the Retirement Plan, declining membership to any persons hired after July 1, 1993. However, in fiscal year 2001, the Board of Directors authorized the reopening of the Retirement System to current employees previously not eligible and to new employees hired after June 30, 2000. Accordingly, Messrs. Marsh, Van Dawark, Welch, and Wiscomb currently participate in the Retirement System.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The normal annual retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Payment of benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age 65. Participants demonstrating good health can elect a lump sum form of payment.

Compensation covered by the Retirement Plan includes salary and any cash bonuses as indicated in the Cash Compensation Table above. The Pension Plan Table below indicates the annual pension benefits payable as a straight life annuity upon retirement for individuals with specified compensation levels and years of service. Current law limits the Average Final Compensation that may be considered in calculating a pension benefit to $220,000. The benefits reflect an estimated deduction for the offset described above. The estimated credited years of service for Messrs. Marsh, Van Dawark, Welch, and Wiscomb at age 65 is 37 years, 7 years, 22 years, and 11 years, respectively.

Pension Plan Table
			Years of Service
Average Final Compensation	15	20	25	30	35

$110,000	$25,232	$33,642	$42,053	$50,464	$58,874
$165,000	$39,669	$52,892	$66,116	$79,339	$92,562
$220,000	$54,107	$72,142	$90,178	$108,214	$126,249

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN

The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 2002 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time administrative employees of the Company with at least six months of service prior to September 17, 2004 with coverage extended to date hired for eligible employees hired after September 16, 2004. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 75%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee, which administers the Savings Plan, to invest his or her before-tax contributions among the available investment options which include, at present, a range of domestic and foreign equity and bond funds.

Under the terms of the Savings Plan, the Company contributes an amount up to 2.4% of each participant's annual salary depending on the participant's Savings Plan contributions. In fiscal year 2006, the Company contributed approximately $175,890 to the Savings Plan.

Each participant has a 100% vested, non-forfeitable right to all before-tax contributions. Each participant has a vested, non-forfeitable right to any employer matching contributions made to his or her account based on a two-year cliff-vesting schedule.

Benefits under the Savings Plan are payable only in the form of a lump sum payment upon request at any time after termination of employment.

Employment Arrangements

On June 4, 2003, Thomas V. Van Dawark was hired as President and Chief Operating Officer of Todd Pacific under a three-year employment agreement for his services. The terms of the agreement included an initial base salary of $200,000 per year, a grant of options to purchase 100,000 of common stock in the Company, and participation in a bonus plan applicable to the Company's executive officers. The options vest over a three-year period. The vesting of such options will accelerate in the event a change of control of the Company. Generally such options are non-transferable and exercisable solely by Mr. Van Dawark while employed by the Company. Mr. Van Dawark's employment agreement was filed as an exhibit with the Company's Form 10-K Annual Report on June 10, 2003.

On February 7, 2001, the Company renewed and extended its employment of Stephen G. Welch as President and Chief Executive Officer of the Company for a three-year term expiring on February 6, 2004. The terms of the renewal included significant cash and equity incentives intended to retain Mr. Welch's services. Mr. Welch's annual base compensation at the end of fiscal year 2005 was $310,000. In addition to base compensation, the compensation and incentive arrangements for Mr. Welch included:

  Cash bonuses aggregating $750,000 of which $200,000 was paid upon execution of the agreement; $250,000 was paid on February 7, 2002 and $300,000 was paid on February 7, 2003.

  Options to purchase up to an aggregate of 240,000 shares of the Company's Common Stock at a price of $6.55 per share, expiring on February 6, 2011. Such options were vested and became exercisable as to 80,000 shares on February 7, 2002, and as to the remaining 160,000 shares in equal monthly installments over the then succeeding two years. The options to purchase 240,000 shares of the Company's common stock are now fully vested. Generally such options are non-transferable and exercisable solely by Mr. Welch while employed by the Company.

In connection with the foregoing options, the Company had also granted Mr. Welch certain limited rights to require the Company to repurchase shares acquired upon exercise of the options at a price of $8.00 per share. These "put" rights expired on February 6, 2006.

Mr. Welch participates along with the three other Executive Officers in the Todd Shipyards Corporation Executive Incentive Compensation Plan which is summarized in the Report of the Compensation Committee and was filed as an exhibit in its entirety with the Company's Form 10-K in June 2005.

Pursuant to its provisions, Mr. Welch's employment contract automatically renews on a year-to-year basis unless either party terminates the agreement by notice given at least sixty (60) days prior to the end of the initial term or any successive term. Under this provision, the agreement is currently scheduled to terminate on February 7, 2007.

The Executive Officers' annual salaries as of April 3, 2006 are:

Stephen G. Welch Chief Executive Officer and President $318,000

Scott H. Wiscomb Chief Financial Officer and Treasurer $184,000

Michael G. Marsh Secretary & General Counsel $163,100

Thomas V. Van Dawark President and Chief Operating Officer $211,000

(Todd Pacific Shipyards Corporation)

Additional Information Regarding Equity Compensation Plans

The following table sets forth information regarding the Company's equity compensation plans in effect as of April 3, 2006. Each of the company's equity compensation plans is an "employee benefit plan" as defined by Rule 405 of Regulation C of the Securities Act of 1933.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders:	310,000	$9.01	250,000
Equity compensation plans not approved by shareholders:	0	---	0
Totals:	310,000	$9.01	250,000

Performance Graph

The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones US Total Market Index (DOW-Index) and the Dow Jones US Commercial Vehicles & Trucks Index (DJCVT-Index), all of which assume the reinvestment of dividends. In previous years, the Company used for the following graph the Dow Jones Transportation Equipment Index, which has been realigned by a new method for classifying companies by lines of business. The Company is now included in the Dow Jones Commercial Vehicles & Trucks Index.

The following table outlines the points used in the performance graph. Company = Todd Shipyards Corporation; DJCVT = Dow Jones US Commercial Vehicles & Trucks Index; DOW = Dow Jones US Total Market Index.

Dates	Company Index	DJCVT Index	DOW Index
April 2, 2000	100.00	100.00	100.00
April 1, 2001	90.32	106.84	76.15
March 31, 2002	140.00	143.21	77.09
March 30, 2003	168.65	123.94	59.04
March 28, 2004	219.69	203.85	78.56
April 3, 2005	257.38	233.16	85.34
February 28, 2006	404.94	306.60	117.77

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on April 2, 2000 would be worth $404.94 on February 28, 2006, which represents a compound annual rate of return of approximately 26.25%. The same amount hypothetically invested in the Dow Jones US Commercial Vehicles & Trucks Index would be worth $306.60, representing a compound annual gain of 20.53%. Also, $100 invested in the Dow Jones Industrial Averages would be worth $117.77, which represents a compound annual gain of approximately 2.76%.

PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE INCENTIVE STOCK COMPENSATION PLAN

On March 24, 2006, the Board of Directors announced its intention to declare an extraordinary dividend of $4.00 per share of common stock payable conditioned on shareholder approval of amendments to the Company's Incentive Stock Compensation Plans.

Following the conditional declaration of the extraordinary dividend, the Board amended the Company's (1993) Incentive Stock Compensation Plan and 2003 Incentive Stock Compensation Plan, subject to shareholder approval. If these amendments are approved, the board will have the authority to adjust awards under such Incentive Stock Compensation Plan in connection with any distribution of assets other than a normal cash dividend. If these amendments are approved, the extraordinary dividend declared March 24, 2006, will be unconditional and the adjustments to the employee awards approved by the Board will occur on the ex-dividend date for the extraordinary dividend.

Proposed Amendments

The Board has amended the (1993) Incentive Stock Compensation Plan to permit the Board to adjust awards, the numeric grant limitations in the plan, and the number of shares covered by the plan in the event of any distribution to shareholders other than a normal cash dividend. The Company proposes to restate Section 5.5(a) of the Incentive Stock Compensation Plan as follows (new language in italics):

5.5. Changes in Stock and Adjustments.

(a) In the event the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a change in the capitalization of the Company or a combination, merger, or reorganization of the Company into or with any other corporation or any other transaction with similar effects, there then shall be substituted for each share of Common Stock theretofore subject, or which may become subject, to issuance or transfer under the Plan, the number and kind of shares of Common Stock or other securities or other property into which each outstanding share of Common Stock shall be changed or for which each share shall be exchanged and the Committee may make such other equitable adjustments which it deems to be warranted including, in the case of any combination, merger or reorganization of the Company, such acceleration of vesting (in the case of Options or SAR) or release of restrictions (in the case of Restricted Stock) as the Committee may in its sole discretion deem warranted or appropriate. The Committee may also make comparable equitable adjustments as described the preceding sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5.5(a), the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive. In connection with any Adjustments made hereunder, the Committee shall be granted express authority to indemnify an optionee against any penalties in the form of excises taxes assessed under Section 409A of the Internal Revenue Code as a result of such adjustment or any interest or similar penalty based on the failure to timely pay any such excise tax.

The Board has also amended and restated Section 4.(c) of the Company's 2003 Incentive Stock Compensation Plan so that it will read exactly the same as the revised Section 5.5 of the (1993) Incentive Stock Compensation Plan (except for references to Section 4(c) rather than to Section 5.5(a)). Collectively these two plans will hereafter be called the "Plans." There are no options awarded or issued under the 2003 Incentive Stock Compensation Plan.

For the reasons set forth above and under the caption "Background and Reason for Proposed Amendments to the Incentive Stock Compensation Plans" elsewhere in this proxy statement, the Board has adopted resolutions approving, and recommending to the shareholders for their approval, the amendments to the Plans.

These changes were made to have the terms of the Plans better reflect the intended usage of the Plans by the Company, and are now part of the 2003 Incentive Stock Compensation Plan whether or not this proposal is adopted. Approval of shareholders is nevertheless requested since the amendments to the (1993) Incentive Stock Compensation Plan change the terms of outstanding options.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendments to the Plans. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

The principal provisions of the amended and restated Plans are summarized below. These summaries are qualified in their entirety by reference to the actual plans, copies of which are attached to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, a copy of the Incentive Stock Compensation Plan, as amended and restated, may be obtained upon written request to: Investor Relations Department, Todd Shipyards Corporation, 1801-16th Avenue SW, Seattle, Washington 98134.

Description of the Incentive Stock Compensation Plans, as Amended and Restated, Subject to Shareholder Approval

General.    The purposes of the Plans are to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to such individuals, and to advance and promote the interest of the Company and its employees and shareholders by aligning the financial interests of employees and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options, stock awards, and stock appreciation rights may be granted under the Plans. Options granted under the Plans may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code ("Code"), or nonqualified stock options. As indicated earlier in this proxy statement, no further awards may be made under the Plans. No awards other than "incentive stock options" or non-qualified stock options were ever made under the Plans.

Administration.    The Plans are administered by the Compensation Committee of the Board of Directors (hereafter, the "Committee").

Plan Benefits.    Because benefits under the Plans depend on the Committee's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees under the Incentive Stock Compensation Plan at this time.

Eligibility.    Stock options and other awards may be granted only to employees of the Company or its subsidiaries. The Committee, in its sole discretion, will select the individuals to whom options, stock awards, and stock appreciation rights will be granted, the time or times when such awards are granted, and the number of shares subject to each grant.

Shares Subject to the Plan. Options for the purchase of 310,000 shares remain issued and outstanding under the 1993 Plan; no additional options or other grants may be awarded under the 1993 Plan. No options or awards have been made under the 2003 Plan.

Terms and Conditions of Awards.    Each award ("Award") is evidenced by an award agreement between the Company and the individual awardee and is subject to the following additional terms and conditions:

Exercise Price.    The Committee will determine the exercise price for the shares of common stock underlying each Award at the time the award is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option or stock appreciation right may not be less than 75% of the fair market value of the common stock on the date such award is granted, except that certain replacement (conversion) options with lower exercise prices for the underlying shares may be granted, in connection with acquisitions, to employees, consultants and advisors of acquired entities. The fair market value price for a share of Company common stock underlying each Award was the closing price per share on the New York Stock Exchange on the date the Award was granted. No Award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Company's capitalization or similar event), if the effect would be to reduce the exercise price for the shares underlying such Award.

Exercise of Award; Form of Consideration.    The Committee determined at the time of grant when Awards become exercisable.

The means of payment, if any, for shares issued upon exercise of an Award will be specified in each award agreement. The Plan permits payment to be made by cash, check, and by delivery of other shares of Company stock which they have owned for six months or more as of the exercise date. For nonqualified stock options, stock awards, and stock received upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. An Award under the Plan may permit or require that such withholding tax obligations be paid by having the Company withhold shares of common stock having a value equal to the amount required to be withheld. Certain executives of the Company may elect to pay their withholding obligations by having shares withheld.

Performance Goals.    Awards may, but need not, vest or be granted subject to the satisfaction of one or more performance goals. Performance goals for awards will be determined by the Committee and will be designed to support the Company's business strategy, and align the employee's interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, assets, or investments, working capital, product shipments, product releases, brand or product recognition/acceptance, and/or stock price.

Achievement of the goals may be measured individually, alternatively, or in any combination; with respect to the Company, a subsidiary, division, business unit, product line, product, or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions, divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

Term of Award.    The term of an Award may be no more than ten years from the date of grant. No Award may be exercised after the expiration of its term.

Termination of Employment; Retirement, Death or Disability.    If an awardee's employment terminates for any reason whatsoever, then his or her unexercised Awards, whether or not vested, terminate and expire except when the termination of employment arises from death, disability or normal retirement. Upon normal retirement, any unvested portion of an Award shall be cancelled and no further vesting shall occur, but any then-vested portion of an option or other Award shall expire on the earliest of (i) the expiration date of the Award, (ii) three years from the normal retirement date of the employee holding the Award or (iii) one year from the date of death of a retired Award holder. Upon the death or disability of an employee, all outstanding Awards held by the employee shall vest in full notwithstanding the original vesting schedule and any Award in the form of an option or SAR shall expire upon the earlier of (i) the expiration date otherwise specified in the Award or (ii) the first anniversary date of the employee's death or disability.

Nontransferability of Awards.    Unless otherwise determined by the Committee, awards granted under the Incentive Stock Compensation Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the awardee's lifetime only by the awardee.

Other Provisions.    An award agreement may contain other terms and provisions consistent with the Plan, as may be determined by the Committee.

Stock Awards.    Stock awards may be granted alone, in addition to, or in tandem with other awards under the Plan. Unless the Committee determines otherwise, the award agreement will provide that any non-vested stock underlying the stock award is forfeited back to the Company upon the awardee's termination of employment or consulting relationship for any reason. If the unvested shares were purchased under a stock award, at the termination of employment or consulting relationship the shares will be immediately resold to the Company at the original purchase price. (No stock awards were issued under the Plan.)

Stock Appreciation Rights.    Stock appreciation rights ("SARs") may be granted alone ("Stand-Alone SARs"), in addition to, or in tandem ("Tandem SARs") with a stock option under the Plan. Upon exercise of a Stand-Alone SAR, the awardee will be entitled to receive the excess of the fair market value on the exercise date of the Company common shares underlying the SAR over the aggregate base price applicable to such shares; provided that the base price per share may not be less than the fair market value of such shares on the grant date. An awardee granted a Tandem SAR will be required to elect between exercising the underlying option and surrendering the option in exchange for a distribution from the Company equal to the excess of the fair market value on the surrender date of the shares that were vested under the surrendered option over the aggregate exercise price payable for such shares. Any such surrender must be first approved by the Committee. Distributions to the awardee may be made in common stock, in cash, or in a combination of stock and cash, as determined by the Committee. (No SARs were issued under the Plan.)

Adjustments to Shares Subject to the Plan.    If any change is made to the Company's common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable under the Plan, and to the number and/or class of securities and/or the price per share covered by outstanding Awards under the Plan. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board of Directors may take into account such factors as it deems appropriate. Any such adjustments to outstanding awards will be effected in a manner that precludes the enlargement of rights and benefits under such awards. The Committee is authorized to indemnify optionees against certain tax penalties or interest in the event an adjustment to the terms of the option results in the application of Section 409A of the Internal Revenue Code.

In the event of a liquidation or dissolution of the Company, any unexercised awards will terminate immediately prior to the proposed action unless otherwise determined by the Board of Directors. In the event of the sale of substantially all assets of the Company or a merger with or into another corporation In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, each award shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

Amendment and Termination of the Plans.    Except with respect to options outstanding under the Plan, the 1993 Plan expired on September 11, 2003. The 2003 Plan will expire on September 12, 2013. The Board of Directors and its Compensation Committee retains authority to administer the Plan with respect to outstanding options, including interpretations and the adoption of certain amendments. However, the Company must obtain shareholder approval or ratification for any increase in the number of shares subject to the Plan (other than in connection with the adjustment provisions of the Plan), and for any Award repricing, replacement, regrant through cancellation, or modification that reduces the exercise price for shares under the Award. No such action by the Board or shareholders may affect any Award previously granted under the Plan without the written agreement of the awardee; provided that the consent of an awardee is not necessary for a modification or amendment of the Award, or the acceleration or deferral of the Award's vesting or exercise, that, in the reasonable judgment of the Board of Directors, confers a benefit on the awardee or is made in connection with the Plan's provisions for adjustment of shares in the event of changes to the shares underlying the Award or the distribution of assets to shareholders other than under a normal cash dividend.

Federal Income Tax Consequences Relating to the Plan, as Amended and Restated

The U.S. federal income tax consequences to the Company and its employees of Awards under the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Plan.

Recipients of Awards under the Incentive Stock Compensation Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.

Options.    As noted above, options granted under the Incentive Stock Compensation Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option that does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options.    If an option granted under the Incentive Stock Compensation Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income.) The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, if an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options.    Nonqualified stock options granted under the Incentive Stock Compensation Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Stock Awards.    Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Company's common stock associated with the stock award is received in an amount equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested (i.e., if the employee is required to work for a period of time in order to have the right to sell the stock) when it is received under the Incentive Stock Compensation Plan and the recipient had not elected otherwise, the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. The income realized by the recipient will generally be subject to U.S. income and employment taxes.

In the case of stock awards that take the form of the Company's unfunded and unsecured promise to issue common stock at a future date, the grant of this type of stock award is not a taxable event to the recipient because it constitutes an unfunded and unsecured promise to issue shares of Company common stock at a future date. Once this type of stock award vests and the recipient receives the Company common shares, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

The recipient's basis for determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested, as applicable. Upon the disposition of any stock received as a stock award under the Incentive Stock Compensation Plan, the difference between the sale price and the recipient's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if, at the time of disposition, the shares have been held for more than one year since the recipient recognized compensation income with respect to such shares.

If a recipient of a stock award receives the cash equivalent of Company common stock (in lieu of actually receiving Company common stock), the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received.

In the year that the recipient of a stock award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights.    As discussed above, the Company may grant either Stand-Alone SARs or Tandem SARs under the Incentive Stock Compensation Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-Alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to Tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-Alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. However, upon the exercise of either a Stand-Alone SAR or a Tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

SOLICITATION OF PROXIES

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by directors, nominees for director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $5,000, and will be reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a Director or executive officer of the Company since the beginning of its last fiscal year, no Nominee, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F. Doring and Company at (201) 823-0013.

AUDITORS

Representatives of Grant Thornton, independent auditor for the Company for the current fiscal year, will be present at the special meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the Securities and Exchange Commission) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Seattle, Washington

April 19, 2006.